Exhibit 99.1

News Release

L.B. Foster Reports Third Quarter Operating Results

PITTSBURGH, PA, November 2, 2021 – L.B. Foster Company (Nasdaq: FSTR), a leading provider of products and services for the rail industry and solutions to support critical infrastructure projects, today reported its 2021 third quarter operating results, which included the following performance highlights:

•Net sales for the 2021 third quarter were $130.1 million, an $11.7 million increase, or 9.9%, over the third quarter of 2020.

•Gross profit for the 2021 third quarter was $22.3 million, a $0.2 million improvement, or 1.0%, from the prior year quarter. The 2021 third quarter gross profit margin was 17.1% versus 18.6% in last year's comparable quarter.

•Selling and administrative expenses for the 2021 third quarter were $20.1 million, a $3.0 million increase, or 17.5%, over the prior year quarter. Selling and administrative expenses as a percent of net sales increased to 15.4% compared to 14.4% last year.

•Net income from continuing operations for the 2021 third quarter was $2.3 million, or $0.21 per diluted share, a decrease of $1.35 per diluted share from the prior year quarter. Adjusted net income from continuing operations1 was $0.2 million, or $0.02 per diluted share, compared to adjusted net income of $1.0 million, or $0.09 per diluted share, for the prior year quarter. Adjusted net income from continuing operations1 for the 2021 third quarter of 2021 excludes a net gain on the sale of the Company's Piling Products ("Piling") business of $2.0 million. Adjusted net income from continuing operations1 for 2020 third quarter excludes restructuring charges of $0.2 million and a non-recurring income tax benefit of $15.8 million resulting from the divestiture of the IOS Test and Inspection Services business.

•Adjusted EBITDA from continuing operations1 for the 2021 third quarter was $4.4 million, a $3.0 million decrease versus the prior year comparable quarter. Adjusted EBITDA from continuing operations for the quarter excludes a $2.7 million pre-tax gain on the sale of the Piling business.

•Net operating cash flow used in the third quarter totaled $13.7 million, a $21.7 million decrease compared to the prior year quarter.

•Net debt1 as of September 30, 2021 was $26.0 million, an $11.4 million decrease from December 31, 2020. The Company's adjusted net leverage ratio1 was 1.2x as of September 30, 2021.

•Backlog, as adjusted for the divestiture of the Piling business, increased by $20.4 million, or 9.8%, compared to the prior year quarter, driven by a $19.7 million increase in Infrastructure Solutions backlog. New orders totaling $125.6 million for the 2021 third quarter increased 18.5% over the prior year quarter and 10.7% sequentially, both adjusted for the Piling divestiture.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, "Third quarter revenues increased substantially year over year, driven by the strength in our rail, precast concrete products, and fabricated steel business lines. These results, coupled with significant growth in backlog and new orders versus the third quarter of 2020 as well as sequentially, positions us well for continued growth in the coming quarters. Like many industrial companies, we were impacted by raw material, labor, supply chain, service partner, and lingering covid-related disruptions during the quarter which adversely impacted our ability to execute on our order book. In addition, margins year over year continue to reflect the adverse impact in our Infrastructure Solutions segment related to weakness in the midstream energy market. Despite these challenges, overall margins improved slightly on a sequential basis due to improved business mix and our cost mitigation efforts. Orders booked in the third quarter were up both year over year and
1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures from continuing operations used in this release: adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, net debt, adjusted net leverage ratio, free cash flow.

sequentially, and we continue to build momentum heading into 2022, with the potential for additional tailwinds from the pending infrastructure bill from the U.S. Federal government."

Mr. Kasel added, "We believe the work accomplished during the quarter has laid the groundwork for driving growth over the next several years. We completed our comprehensive strategy reassessment, which established our playbook for transforming the Company's performance going forward. We also accomplished one of the key objectives in our strategic plan by divesting the Piling business, which generated a significant amount of capital that we believe can be redeployed to businesses with a stronger competitive position in more attractive and growing markets in order to create more value for our shareholders. This transaction was a meaningful step as we continue to improve our balance sheet. Coupled with completing the amendment to our credit facility resulting in much more favorable terms, we now have significantly more flexibility to fund both accretive, bolt-on acquisitions and investment in organic growth initiatives in our core businesses. Of course, we will continue to focus on mitigating the current operating challenges we face, but our team is energized more than ever by the vision we've established and the opportunities that lie ahead."

Third Quarter Results

•Net sales for the third quarter of 2021 were $130.1 million, an $11.7 million increase, or 9.9%, compared to the prior year quarter due to a 15.6% increase in the Rail Technologies and Services segment ("Rail") and 3.2% increase in the Infrastructure Solutions segment net sales. The $10.0 million increase in the Rail segment was attributable to both the Rail Products and Rail Technologies business units. The $1.7 million increase in the Infrastructure Solutions segment resulted from increases in both the Fabricated Steel and Precast Concrete Products business units, partially offset by the Coatings and Measurement business unit which continued to face a challenging environment in the midstream energy market due to excess pipeline infrastructure capacity.

•Gross profit for the 2021 third quarter was $22.3 million, a $0.2 million increase, or 1.0%, over the prior year quarter. The consolidated gross profit margin of 17.1% decreased by 150 basis points versus last year, with the decline attributable to both segments. Infrastructure Solutions gross profit declined from the prior year quarter by $0.8 million, while Rail gross profit increased by $1.0 million. The decline in gross profit margin in Infrastructure Solutions, which was down 180 basis points compared to the prior year period, is principally attributable to the decline in revenues in the Coatings and Measurement business unit. Rail segment gross profit margin declined by 140 basis points due primarily to the product mix in Rail Technologies business unit during the current quarter.

•Selling and administrative expenses in the third quarter increased $3.0 million, or 17.5%, over the prior year quarter, primarily attributable to increases in personnel related costs and operating costs associated with the Piling divestiture. Selling and administrative expenses as a percent of net sales increased to 15.4%, a 100-basis point increase from the prior year quarter.

•Net income from continuing operations for the 2021 third quarter was $2.2 million, or $0.21 per diluted share, a $14.3 million reduction, or $1.35 per diluted share, from the prior year quarter. Adjusted net income from continuing operations1 for the third quarter of 2021 was $0.2 million, or $0.02 per diluted share compared to adjusted net income from continuing operations1 of $1.0 million or $0.09 per diluted share in the prior year quarter. Adjusted net income from continuing operations1 for the third quarter of 2021 excludes the $2.0 million net gain on the sale of the Piling business. Adjusted net income from continuing operations1 for third quarter of 2020 excludes restructuring charges, net of tax, of $0.2 million and a non-recurring income tax benefit of $15.8 million resulting from the divestiture of the IOS Test and Inspection Services business.

•Adjusted EBITDA from continuing operations1 for the 2021 third quarter was $4.4 million, a 40.7% decrease compared to the prior year quarter. Adjusted EBITDA from continuing operations for the quarter excludes the $2.7 million gain on the sale of the Piling business. Adjusted EBITDA from continuing operations for the prior year quarter excludes restructuring charges of $0.3 million.

•Over the last four quarters, the Company reduced its net debt1 from $39.8 million to $26.0 million as of September 30, 2021, a $13.7 million reduction. The Company's adjusted net leverage ratio1 was 1.2x, with total available funding capacity of $103.5 million as of September 30, 2021.

•Third quarter new orders were $138.9 million, an increase of $8.4 million from the prior year quarter. Excluding Piling Products, new orders were $125.6 million, up $19.6 million, or 18.5%, from the prior year quarter. New orders in the Rail and Infrastructure Solutions segments increased by $15.5 million and $4.1 million, respectively, compared to the prior year quarter excluding new orders for the divested Piling division.

First Nine Months Results

•Net sales for the nine months ended September 30, 2021 were $400.7 million, a $18.8 million increase, or 4.9%, compared to the prior year period. The sales increase was attributable to the Rail segment, which increased 9.5% from the prior year period, partially offset by a 0.6% decrease in Infrastructure Solutions.

•Gross profit for the nine months ended September 30, 2021 was $67.3 million, a $6.1 million decrease, or 8.3%, from the prior year period. The 16.8% consolidated gross profit margin decreased by 240 basis points compared to the prior year period, with the decline attributable to Infrastructure Solutions. Gross profit increased $2.9 million in the Rail segment. In Infrastructure Solutions, gross profit declined from the prior year by $9.0 million, driven by the decline in revenues in the Coatings and Measurement business unit. Infrastructure Solutions' gross profit margin was down by 510 basis points compared to the prior year period.

•Selling and administrative expenses for the nine months ended September 30, 2021 increased by $1.6 million, or 2.8%, over the prior year period, primarily driven by increases in professional services costs. Selling and administrative expenses as a percent of net sales decreased to 14.4%, a 30-basis point decline from the prior year period.

•Net income from continuing operations for the nine months ended September 30, 2021 was $3.8 million, or $0.36 per diluted share, a $19.7 million reduction, or $1.85 per diluted share, from the prior year period. Adjusted net income from continuing operations1 for the nine months ended September 30, 2021 was $1.8 million, or $0.17 per diluted share compared to adjusted net income from continuing operation of $7.9 million, or $0.75 per diluted share for the prior year period. Adjusted net income from continuing operations1 for the nine months ended September 30, 2021 excludes the $2.0 million net gain on the sale of the Piling business. Adjusted net income from continuing operations1 for the nine months ended September 30, 2020 excludes restructuring and relocation costs, net of tax, of $1.7 million, a non-recurring benefit, net of tax, of $1.4 million from a distribution associated with the Company's interest in an unconsolidated partnership and a non-recurring income tax benefit of $15.8 million resulting from the sale of the IOS Test and Inspection Services business.

•Adjusted EBITDA from continuing operations1 for the nine months ended September 30, 2021 was $15.5 million, a 38.4% decrease compared to the prior year period. Adjusted EBITDA from continuing operations for the quarter excludes the $2.7 million gain on the sale of the Piling business. Adjusted EBITDA from continuing operations for the nine months ended September 30, 2020 excludes restructuring and relocation costs of $2.2 million and a non-recurring benefit of $1.9 million from a distribution associated with the Company's interest in an unconsolidated partnership.

•Operating cash used for the period was $6.8 million, as compared to $16.2 million in operating cash provided in the prior year period. The $23.0 million decrease in operating cash flows was primarily as a result of increases in working capital when compared to the prior year period, which is partially attributable to the improvement in sales volume.

•New orders for the nine months ended September 30, 2021 were $413.1 million, a 4.5% improvement over the prior year period. As adjusted for the Piling Products divestiture, new orders were $354.2 million for the nine months ended September 30, 2021, a $10.7 million increase, or 3.1%, over the prior year period. New orders in Infrastructure Solutions, excluding Piling, increased $4.8 million, while new orders in the Rail segment increased by $5.9 million compared to the prior year period.

Market Outlook
The Company’s backlog, adjusted for the divestiture of the Piling division, increased by $20.4 million, or 9.8%, over September 30, 2020. Order activity continues to strengthen, particularly in the Rail segment with $84.0 million in new orders in the third quarter, a 18.5% sequential increase and a 22.6% increase versus the third quarter of 2020. The Company is maintaining its optimistic outlook regarding longer-term trends in the North American transit and freight markets. However, global ridership levels remain depressed relative to pre-pandemic levels, a trend which is expected to continue to adversely impact the Company's friction management consumable sales, particularly in international markets. The Coatings and Measurement business line, which primarily serves midstream energy customers, is expected to remain weak despite rising energy prices as the lack of investment in energy infrastructure continues to persist. The Company is not projecting any meaningful recovery in this business unit from current levels for the foreseeable future, and will continue to adjust the cost structure of this business as appropriate to mitigate the effects of these negative market conditions as much as possible. The present inflationary environment is expected to continue to pressure margins, particularly in the Precast Concrete Products and Fabricated Steel business lines, although actions to mitigate these impacts are on-going. In addition, the Company continues to take proactive steps to manage disruptions in raw materials, labor, supply chains, service partner resources, as well as lingering covid-related effects in an attempt to mitigate their adverse impact on its operations and results as much as possible. The Company expects its businesses will continue to directly benefit from infrastructure investment activity, particularly if a U.S. Federal infrastructure bill is passed by Congress in the fourth quarter of 2021. Additionally, with the proceeds from the Piling business divestiture coupled with the additional flexibility and capacity resulting from its recently amended credit agreement, the Company believes that it has significant capability to execute on organic and acquisitive growth opportunities in 2022 and beyond.

Third Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2021 operating results on Tuesday, November 2, 2021 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 833-614-1392 (U.S. & Canada) or 914-987-7113 (International).

A conference call replay will be available through November 9, 2021. To access the replay, please dial 855-859-2056 (U.S. & Canada) or 404-537-3406 (International) and provide the access code: 5087674. The conference call replay will also be available via webcast through L.B. Foster’s Investor Relations page of the company’s website.

About L.B. Foster Company
L.B. Foster Company and its subsidiaries provide products and services for the rail industry and solutions to support critical infrastructure projects. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance of its customers’ challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, including the impact of any worsening of the pandemic, or the emergence of new variants of the virus, on our financial condition or results of operations, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including vaccine mandates; volatility in the prices of oil and natural gas and the related impact on the upstream and midstream energy markets, which could result in further cost mitigation actions, including additional shutdowns or furlough periods; a continuation or worsening of the adverse economic conditions in the markets we serve, whether as a result of the current COVID-19 pandemic, including its impact on travel and demand for oil and gas, the volatility in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the COVID-19 pandemic; environmental matters, including any costs associated with any remediation and monitoring; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the third quarter of 2021 disposition of the Piling Products business, 2020 disposition of the IOS Test and Inspection Services business and acquisition of the LarKen Precast business, and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, including as experienced in 2020, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the significant disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the effectiveness of our continued implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.

Investor Relations:
Stephanie Listwak	L.B. Foster Company
(412) 928-3417	415 Holiday Drive
investors@lbfoster.com	Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Sales of goods	$112,813	$101,945	$351,668	$321,212
Sales of services	17,240	16,420	48,987	60,623
Total net sales	130,053	118,365	400,655	381,835
Cost of goods sold	93,521	82,881	292,733	263,537
Cost of services sold	14,256	13,423	40,655	44,977
Total cost of sales	107,777	96,304	333,388	308,514
Gross profit	22,276	22,061	67,267	73,321
Selling and administrative expenses	20,056	17,066	57,849	56,273
Amortization expense	1,462	1,428	4,397	4,271
Interest expense - net	722	940	2,454	2,841
Other income - net	(2,880)	(209)	(2,751)	(1,909)
Income from continuing operations before income taxes	2,916	2,836	5,318	11,845
Income tax expense (benefit) from continuing operations	676	(13,742)	1,494	(11,698)
Income from continuing operations	2,240	16,578	3,824	23,543
Net loss attributable to noncontrolling interest	(30)	—	(64)	—
Income from continuing operations attributable to L.B. Foster Company	2,270	16,578	3,888	23,543

Income (loss) from discontinued operations before income taxes	72	(13,478)	72	(23,565)
Income tax benefit from discontinued operations	—	(3,730)	—	(5,509)
Income (loss) from discontinued operations	72	(9,748)	72	(18,056)
Net income attributable to L.B. Foster Company	$2,342	$6,830	$3,960	$5,487
Basic income (loss) per common share:
From continuing operations	$0.21	$1.57	$0.36	$2.24
From discontinued operations	0.01	(0.92)	0.01	(1.72)
Basic income per common share	$0.22	$0.65	$0.37	$0.52
Diluted income (loss) per common share:
From continuing operations	$0.21	$1.56	$0.36	$2.21
From discontinued operations	0.01	(0.92)	0.01	(1.69)
Diluted income per common share	$0.22	$0.64	$0.37	$0.52
Average number of common shares outstanding - Basic	10,642	10,562	10,615	10,533
Average number of common shares outstanding - Diluted	10,764	10,659	10,744	10,654

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,405	$7,564
Accounts receivable - net	64,601	58,298
Inventories - net	108,895	116,460
Other current assets	14,712	12,997
Total current assets	194,613	195,319
Property, plant, and equipment - net	58,811	62,085
Operating lease right-of-use assets - net	14,403	16,069
Other assets:
Goodwill	20,147	20,340
Other intangibles - net	32,450	36,897
Deferred tax assets	38,043	38,481
Other assets	1,336	1,204
TOTAL ASSETS	$359,803	$370,395
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,686	$54,787
Deferred revenue	13,154	7,144
Accrued payroll and employee benefits	10,024	9,182
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	111	119
Other accrued liabilities	12,963	15,740
Current liabilities of discontinued operations	—	330
Total current liabilities	97,938	95,302
Long-term debt	32,342	44,905
Deferred tax liabilities	3,950	4,085
Long-term portion of accrued settlement	20,000	24,000
Long-term operating lease liabilities	11,959	13,516
Other long-term liabilities	11,240	11,757
Stockholders' equity:
Common stock	111	111
Paid-in capital	44,048	44,583
Retained earnings	169,067	165,107
Treasury stock	(10,917)	(12,703)
Accumulated other comprehensive loss	(20,257)	(20,268)
Total L.B. Foster Company stockholders’ equity	182,052	176,830
Noncontrolling interest	322	—
Total stockholders’ equity	182,374	176,830
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$359,803	$370,395

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses adjusted net income from continuing operations, adjusted diluted earnings per share from continuing operations, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from continuing operations, adjusted EBITDA from continuing operations, net debt, adjusted net leverage ratio, and free cash flow, which are non-GAAP financial measures. The Company believes that adjusted net income from continuing operations is useful to investors as a supplemental way to compare historical periods without regard to various charges that the Company believes are unusual, non-recurring, unpredictable, or non-cash. The Company believes that EBITDA from continuing operations is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share from continuing operations adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash. In 2021, the Company made adjustments to exclude the gain on the sale of the Piling Products business. In 2020, the Company made adjustments to exclude the impact of a non-recurring benefit from a distribution associated with the Company’s interest in an unconsolidated partnership and restructuring activities and site relocation. In 2019, the Company made adjustments to exclude the impact of the U.S. pension settlement expense. The Company views net debt, which is total debt less cash and cash equivalents, and the adjusted net leverage ratio, which is the ratio of net debt to the trailing twelve-month adjusted EBITDA from continuing operations, as important metrics of the operational and financial health of the organization and believe they are useful to investors as indicators of its ability to incur additional debt and to service its existing debt. The Company views free cash flow is an important liquidity measure of the cash available to its operations after capital expenditure investments are fulfilled. The Company believes free cash flow is important to investors because it measures its ability to generate or use cash.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of adjusted net income from continuing operations, adjusted diluted earnings per share from continuing operations, EBITDA from continuing operations, adjusted EBITDA from continuing operations, net debt, adjusted net leverage ratio, and free cash flow are presented below (in thousands, except per share and ratio):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation
Net income from continuing operations, as reported	$2,240	$16,578	$3,824	$23,543
Relocation and restructuring costs, net of tax benefit of $0, $63, $0, and $546, respectively	—	213	—	1,651
Distribution from unconsolidated partnership, net of tax expense of $0, $0, $0, and $446, respectively	—	—	—	(1,428)
Income tax benefits resulting from the divestiture of IOS	—	(15,824)	—	(15,824)
Gain on the divestiture of Piling Products, net of tax expense of $695, $0, $695, and $0, respectively	(2,046)	—	(2,046)	—
Adjusted net income from continuing operations	$194	$967	$1,778	$7,942
Average number of common shares outstanding - Diluted, as reported	10,764	10,659	10,744	10,654
Diluted earnings per common share from continuing operations, as reported	$0.21	$1.56	$0.36	$2.21
Average number of common shares outstanding - Diluted, as reported	10,764	10,659	10,744	10,654
Diluted earnings per common share from continuing operations, as adjusted	$0.02	$0.09	$0.17	$0.75

	Three Months Ended September 30,		Nine Months Ended September 30,		Trailing Twelve Months Ended September 30,		Three Months Ended June 30,
	2021	2020	2021	2020	2021	2020	2021

Adjusted EBITDA From Continuing Operations Reconciliation
Net income from continuing operations, as reported	$2,240	$16,578	$3,824	$23,543	$6,240	$53,744	$2,854
Interest expense - net	722	940	2,454	2,841	3,374	3,722	861
Income tax expense (benefit)	676	(13,742)	1,494	(11,698)	1,351	(39,416)	1,139
Depreciation expense	2,041	1,940	6,049	5,838	8,061	7,797	2,018
Amortization expense	1,462	1,428	4,397	4,271	5,855	5,769	1,470
Total EBITDA from continuing operations	$7,141	$7,144	$18,218	$24,795	$24,881	$31,616	$8,342
Relocation and restructuring costs	—	276	—	2,197	348	3,965	—
Distribution from unconsolidated partnership	—	—	—	(1,874)	—	(1,874)	—
U.S. pension settlement expense	—	—	—	—	—	2,210	—
Gain on divestiture of Piling Products	(2,741)	—	(2,741)	—	(2,741)	—	—
Adjusted EBITDA from continuing operations	$4,400	$7,420	$15,477	$25,118	$22,488	$35,917	$8,342

	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020
Net Debt Reconciliation
Total debt	$32,453	$37,245	$45,024	$49,104
Less cash and cash equivalents	(6,405)	(4,140)	(7,564)	(9,311)
Net debt	$26,048	$33,105	$37,460	$39,793

	September 30, 2021	September 30, 2020

Adjusted Net Leverage Ratio Reconciliation
Net debt	$26,048	$39,793
Trailing twelve month adjusted EBITDA from continuing operations	22,488	35,917
Adjusted net leverage ratio	1.2x	1.1x

	September 30, 2021	September 30, 2020
Free Cash Flow Reconciliation
Net cash (used in) provided by continuing operating activities	$(6,810)	$16,201
Less capital expenditures on property, plant, and equipment	(3,568)	(7,650)
Free cash flow	$(10,378)	$8,551

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2021	2020	2021	2020	2021
New Orders Reconciliation
New orders from continuing operations	$138,875	$130,511	$413,051	$395,247	$138,557
Less: Piling Products	13,234	24,469	58,898	51,782	25,089
New orders from continuing operations excluding Piling Products	$125,641	$106,042	$354,153	$343,465	$113,468

	September 30, 2021	September 30, 2020
Backlog Reconciliation
Backlog from continuing operations	$231,726	$235,190
Less: Piling Products	1,961	25,851
Backlog from continuing operations excluding Piling Products	$229,765	$209,339